EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2008          2007          2006
                                   --------      --------      --------

(Loss) income from continuing
    operations before provision
    for income taxes.............. $ (772.9)      $ (58.5)     $ (245.1)
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     49.1          51.5          50.5
  Portion of rent expense
    representing interest.........     41.0          42.0          41.0
                                   --------      --------      --------
Total fixed charges...............     90.1          93.5          91.5
                                   --------      --------      --------
Income (loss) before income taxes
  and fixed charges............... $ (682.8)      $  35.0      $ (153.6)
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      N/A           0.4           N/A
                                   ========      ========      ========